Belden Reports Record Second Quarter 2026 Results

St. Louis, Missouri – July 30, 2026 - Belden Inc. (NYSE: BDC) (“Belden” or the “Company”), a global full-stack networking solutions company, today reported fiscal second quarter results for the period ended June 28, 2026.

Second Quarter 2026 Highlights
•Record revenues of $750 million, up 12% y/y and up 8% y/y organically
•GAAP EPS of $1.74, up 14% y/y
•Adjusted EPS of $2.34, up 24% y/y
•Record orders of $836 million, up 19% y/y with a book-to-bill of 1.11
•Completed the previously announced acquisition of RUCKUS Networks on July 1, 2026, after the end of the second quarter

“Belden delivered a record second quarter, with record revenue of $750 million, up 12% year over year, record orders of $836 million, up 19% year over year with a book-to-bill of 1.11, and adjusted EPS of $2.34, up 24% year over year," said Ashish Chand, President and CEO of Belden Inc. "Demand across our end markets is robust and broad-based, and our results reflect the strength of that environment. We have been building our presence in AI data centers for several quarters, and that investment is beginning to show up in our order book. Physical AI, the deployment of intelligent, autonomous systems across factories and distribution centers, is an emerging opportunity we are well-positioned to capture. With RUCKUS now part of Belden, we deliver every layer of the network, from passive infrastructure to Wi-Fi 7 to intelligent cloud management, from a single source. We are excited about what this platform means for our customers and our growth."

Second Quarter 2026

Revenues for the quarter increased by $78 million, or 12%, to $750 million from $672 million in the year-ago period. Revenues increased 8% organically. Net income was $69 million, compared to $61 million in the year-ago period. Net income as a percentage of revenues was 9.1%, the same as the year-ago period. EPS totaled $1.74 for the quarter, compared to $1.53 in the year-ago period.

During the second quarter of 2026, the Company recognized a net EPS benefit of approximately $0.25 related to the expected recovery of International Emergency Economic Powers Act (“IEEPA”) tariffs, partially offset by the introduction of new tariffs.

Adjusted EBITDA was $146 million, up $32 million, or 28%, compared to $114 million in the year-ago period. Adjusted EBITDA margin was 19.5%, up 250 bps, compared to 17.0% in the year-ago period. Adjusted EPS was $2.34, increasing 24% compared to $1.89 in the year-ago period. Adjusted results are non-GAAP measures, and a non-GAAP reconciliation table is provided as an appendix to this release.

Outlook

“Our third quarter outlook reflects a business with strong underlying demand and a meaningfully expanded portfolio following the close of RUCKUS," said Dr. Chand. "Orders entering the quarter are at record levels, our solutions pipeline continues to grow, and we are seeing increasing engagement from data center and physical AI customers. While the near-term macroeconomic environment warrants continued discipline, the long-term fundamentals driving our markets remain compelling. We are focused on execution, integration, and capturing the opportunity ahead of us.”

Assuming the continuation of current market conditions, the table below provides guidance for the third quarter of 2026, including the contribution from the acquisition of RUCKUS.

Third Quarter 2026:
Guidance
Revenues (million)	$950 - $970
GAAP EPS	$0.69 - $0.84
Adjusted EPS	$2.15 - $2.30

Earnings Conference Call

Management will host a conference call today at 8:30 am ET to discuss Belden's quarterly results. The listen-only audio of the conference call will be broadcast live online at https://investor.belden.com. The dial-in number for participants is 1-800-330-6710 with confirmation code 6930188. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Earnings per Share (EPS) and Organic Growth

All references to EPS within this earnings release refer to net income per diluted share. Organic growth, a non-GAAP measure, is calculated as the change in revenues excluding the impacts from currency exchange rates, copper prices, acquisitions, and divestitures.

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025

	(In thousands, except per share data)
Revenues	$750,157	$671,992	$1,446,532	$1,296,853
Cost of sales	(456,533)	(413,424)	(894,820)	(792,445)
Gross profit	293,624	258,568	551,712	504,408
Selling, general and administrative expenses	(147,827)	(131,922)	(286,479)	(263,444)
Research and development expenses	(31,714)	(33,940)	(61,803)	(62,357)
Amortization of intangibles	(14,823)	(13,470)	(26,211)	(26,745)
Operating income	99,260	79,236	177,219	151,862
Interest expense, net	(13,599)	(12,200)	(27,058)	(22,304)
Non-operating pension cost	(456)	(364)	(912)	(805)
Loss on debt extinguishment	—	—	(1,273)	—
Income before taxes	85,205	66,672	147,976	128,753
Income tax expense	(16,669)	(5,666)	(28,413)	(15,810)
Net income	$68,536	$61,006	$119,563	$112,943

Weighted average number of common shares and equivalents:
Basic	38,957	39,511	38,887	39,835
Diluted	39,283	40,002	39,338	40,418

Basic income per share	$1.76	$1.54	$3.07	$2.84

Diluted income per share	$1.74	$1.53	$3.04	$2.79

Common stock dividends declared per share	$0.05	$0.05	$0.10	$0.10

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 28, 2026	December 31, 2025

	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$348,655	$389,887
Receivables, net	534,159	462,845
Inventories, net	420,591	402,345
Other current assets	90,436	94,303
Total current assets	1,393,841	1,349,380
Property, plant and equipment, less accumulated depreciation	583,710	566,020
Operating lease right-of-use assets	102,580	113,033
Goodwill	1,030,000	1,036,821
Intangible assets, less accumulated amortization	380,942	399,799
Deferred income taxes	13,380	14,512
Other long-lived assets	62,903	64,056
	$3,567,356	$3,543,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$359,189	$361,432
Accrued liabilities	293,597	336,067
Total current liabilities	652,786	697,499
Long-term debt	1,230,566	1,285,666
Postretirement benefits	61,938	63,598
Deferred income taxes	115,160	98,060
Long-term operating lease liabilities	88,662	94,372
Other long-term liabilities	33,690	40,002
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	871,183	867,457
Retained earnings	1,521,208	1,405,572
Accumulated other comprehensive loss	(71,184)	(97,204)
Treasury stock	(937,156)	(911,904)
Total stockholders’ equity	1,384,554	1,264,424
	$3,567,356	$3,543,621

BELDEN INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited)

	Six Months Ended
	June 28, 2026	June 29, 2025

	(In thousands)
Cash flows from operating activities:
Net income	$119,563	$112,943
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	68,551	61,851
Share-based compensation	18,203	14,603
Loss on debt extinguishment	1,273	—
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes, acquired businesses and disposals:
Receivables	(76,348)	(31,773)
Inventories	(21,327)	(35,758)
Accounts payable	11,193	(23,462)
Accrued liabilities	(22,948)	(14,314)
Income taxes	4,627	(4,355)
Other assets	(3,283)	(3,674)
Other liabilities	11,054	13,409
Net cash provided by operating activities	110,558	89,470
Cash flows from investing activities:
Capital expenditures	(85,054)	(57,353)
Proceeds from disposal of tangible assets	8	115
Cash from business acquisitions	—	7,918
Net cash used for investing activities	(85,046)	(49,320)
Cash flows from financing activities:
Payments under borrowing arrangements	(535,860)	(50,000)
Payments under share repurchase program, including excise tax	(31,806)	(100,967)
Withholding tax payments for share-based payment awards	(18,532)	(14,157)
Debt issuance costs paid	(14,550)	—
Cash dividends paid	(3,921)	(4,024)
Payments under financing lease obligations	(990)	(878)
Proceeds from issuance of common stock	4,696	3,818
Borrowings under credit arrangements	537,255	50,000
Net cash used for financing activities	(63,708)	(116,208)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(3,036)	7,242
Decrease in cash and cash equivalents	(41,232)	(68,816)
Cash and cash equivalents, beginning of period	389,887	370,302
Cash and cash equivalents, end of period	$348,655	$301,486

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide non-GAAP operating results adjusted for certain items, including: asset impairments; accelerated depreciation expense due to plant consolidation activities; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory to fair value, and transaction costs; severance, restructuring, and acquisition integration costs; gains (losses) recognized on the disposal of businesses and assets; amortization of intangible assets; gains (losses) on debt extinguishment; certain gains (losses) from patent settlements; discontinued operations; and other costs. We adjust for the items listed above in all periods presented, unless the impact is clearly immaterial to our financial statements. When we calculate the tax effect of the adjustments, we include all current and deferred income tax expense commensurate with the adjusted measure of pre-tax profitability.
We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe the adjusted results are useful to investors because they help them compare our results to previous periods and provide important insights into underlying trends in the business and how management oversees our business operations on a day-to-day basis. As an example, we adjust for acquisition-related expenses, such as amortization of intangibles and impacts of fair value adjustments because they generally are not related to the acquired business' core business performance. As an additional example, we exclude the costs of restructuring programs, which can occur from time to time for our current businesses and/or recently acquired businesses. We exclude the costs in calculating adjusted results to allow us and investors to evaluate the performance of the business based upon its expected ongoing operating structure. We believe the adjusted measures, accompanied by the disclosure of the costs of these programs, provides valuable insight.

Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	Three Months Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026		June 29, 2025

	(In thousands, except percentages and per share amounts)
Revenues	$750,157	$671,992	$1,446,532	$—	$1,296,853

GAAP gross profit	$293,624	$258,568	$551,712		$504,408
Amortization of software development intangible assets	3,501	2,943	6,873		5,556
Severance, restructuring, and acquisition integration costs	244	2	4,225		11
Adjusted gross profit	$297,369	$261,513	$562,810		$509,975

GAAP gross profit margin	39.1%	38.5%	38.1%		38.9%
Adjusted gross profit margin	39.6%	38.9%	38.9%		39.3%

GAAP selling, general and administrative expenses	$(147,827)	$(131,922)	$(286,479)		$(263,444)
Severance, restructuring, and acquisition integration costs	6,771	2,837	10,650		4,431
Adjustments related to acquisitions and divestitures	3,818	286	2,863		584
Adjusted selling, general and administrative expenses	$(137,238)	$(128,799)	$(272,966)		$(258,429)

GAAP research and development expenses	$(31,714)	$(33,940)	$(61,803)		$(62,357)
Severance, restructuring, and acquisition integration costs	179	—	1,371		95
Adjusted research and development expenses	$(31,535)	$(33,940)	$(60,432)		$(62,262)

GAAP net income	$68,536	$61,006	$119,563		$112,943
Income tax expense	16,669	5,666	28,413		15,810
Interest expense, net	13,599	12,200	27,058		22,304
Loss on debt extinguishment	—	—	1,273		—
Total non-operating adjustments	30,268	17,866	56,744		38,114

Amortization of intangible assets	14,823	13,470	26,211		26,745
Amortization of software development intangible assets	3,501	2,943	6,873		5,556
Severance, restructuring, and acquisition integration costs	7,194	2,839	16,246		4,537
Adjustments related to acquisitions and divestitures	3,818	286	2,863		584
Total operating income adjustments	29,336	19,538	52,193		37,422
Depreciation expense	17,771	15,654	35,467		29,550

Adjusted EBITDA	$145,911	$114,064	$263,967		$218,029

GAAP net income margin	9.1%	9.1%	8.3%		8.7%
Adjusted EBITDA margin	19.5%	17.0%	18.2%		16.8%

GAAP net income	$68,536	$61,006	$119,563		$112,943
Plus: Operating income adjustments from above	29,336	19,538	52,193		37,422
Less: Tax effect of adjustments above	6,141	4,937	11,629		9,273
Plus: Loss on debt extinguishment	—	—	1,273		—
Adjusted net income	$91,731	$75,607	$161,400		$141,092

GAAP income per diluted share	$1.74	$1.53	$3.04		$2.79
Adjusted income per diluted share	$2.34	$1.89	$4.10		$3.49

GAAP and adjusted diluted weighted average shares	39,283	40,002	39,338		40,418

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

	Three Months ended		GAAP	Non-GAAP
	June 28, 2026	June 29, 2025	Revenue Growth	Foreign Currency Impact	Copper Pass-Through Pricing Impact	Acquisitions and Divestitures Impact	Organic Growth
	(In thousands, except percentages)
Revenues	$750,157	$671,992	12%	1%	3%	—%	8%

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

We define free cash flow, which is a non-GAAP financial measure, as net cash from operating activities adjusted for capital expenditures net of the proceeds from the disposal of assets. We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one financial measure to monitor and evaluate performance and liquidity. Non-GAAP financial measures should be considered only in conjunction with financial measures reported according to accounting principles generally accepted in the United States. Our definition of free cash flow may differ from definitions used by other companies.

	Three Months Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025

	(In thousands)
GAAP net cash provided by operating activities	$129,224	$82,029	$110,558	$89,470
Capital expenditures	(40,662)	(25,151)	(85,054)	(57,353)
Proceeds from disposal of tangible assets	8	9	8	115
Non-GAAP free cash flow	$88,570	$56,887	$25,512	$32,232

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

Three Months Ended
September 27, 2026

GAAP EPS	$0.69 - $0.84
Amortization of intangible assets	0.94
Severance, restructuring, and acquisition integration costs	0.41
Adjustments related to acquisitions and divestitures	0.11
Adjusted EPS	$2.15 - $2.30

Our guidance is based upon information currently available regarding events and conditions that will impact our future operating results. In particular, our results are subject to the factors listed under "Forward-Looking Statements" in this release. In addition, our actual results are likely to be impacted by other additional events for which information is not available, such as asset impairments, adjustments related to acquisitions and divestitures, severance, restructuring, and acquisition integration costs, gains (losses) recognized on the disposal of assets, gains (losses) on debt extinguishment, discontinued operations, and other gains (losses) related to events or conditions that are not yet known.

Forward-Looking Statements

This release contains, and any statements made by us concerning the subject matter of this release may contain, forward-looking statements, including anticipated benefits from the RUCKUS acquisition, expected strengthening of Belden’s product offering, future market, growth and synergy opportunities, and the level of RUCKUS expected growth and financial contributions, including adjusted earnings per share, adjusted gross margin, adjusted EBITDA and adjusted EBITDA margin, and our outlook for net leverage, the remainder of 2026 and beyond. Forward-looking statements also include any statements regarding future financial performance (including revenues, growth, expenses, earnings, margins, cash flows, dividends, capital expenditures and financial condition), plans and objectives, and related assumptions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements reflect management’s current beliefs and expectations and are not guarantees of future performance. Pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results. Actual results may differ materially from those suggested by any forward-looking statements for a number of reasons, including, without limitation: the inability to integrate and/or realize the benefits of the RUCKUS acquisition, including expected synergies; that the announcement of the acquisition could disrupt Belden’s or RUCKUS’ relationships with customers, employees or other business partners; disruptions in the Company’s information systems including due to cyber-attacks; the impact of volatility in global trade policies and tariffs; the impact of disruptions in the global supply chain, including the inability to timely obtain raw materials and components in sufficient quantities on commercially reasonable terms; foreign and domestic political, economic and other uncertainties, including changes in currency exchange rates; the impact of a challenging global economy, including the impact of inflation, or a downturn in served markets; inflation and changes in the price and availability of raw materials leading to higher input and labor costs; the competitiveness of the global markets in which we operate; the inability of the Company to develop and introduce new products; competitive responses to our products; the inability to successfully implement artificial intelligence into our product offerings and back office processes; our reliance on legacy information technology systems and the challenges associated with their maintenance and upgrade; difficulty in forecasting revenues due to the unpredictable timing of orders related to customer projects as well as the impacts of channel inventory; the inability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); the inability to achieve our strategic priorities in emerging markets; the presence of substitute products in the marketplace; the impacts of extreme weather events and other climate-related catastrophes; the possibility of future epidemics or pandemics; volatility in credit and foreign exchange markets; changes in tax laws and variability in the Company’s quarterly and annual effective tax rates; the inability to successfully complete and integrate acquisitions, in furtherance of the Company’s strategic plan, as well as the inability to accurately forecast the financial impacts of acquisitions; the inability to retain key employees; disruption of, or changes in, the Company’s key distribution channels; the presence of activists proposing certain actions by the Company; perceived or actual product failures; the impact of regulatory requirements and other legal compliance issues; inability to satisfy the increasing expectations with respect to sustainability matters; assertions that the Company violates the intellectual property of others and the ownership of intellectual property by competitors and others that prevents the use of that intellectual property by the Company; risks related to the use of open source software; the impairment of goodwill and other intangible assets and the resulting impact on financial performance; disruptions and increased costs attendant to collective bargaining groups and other labor matters; and other factors.

For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the period ended December 31, 2025, filed with the SEC on February 17, 2026. Although the content of this release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we give no assurances that the expectations will prove to be accurate. Deviations from the expectations may be material. For these reasons, Belden cautions readers to not place undue reliance on these forward-looking statements, which speak only as of the date made. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise, except as required by law.

About Belden

Belden Inc. delivers complete connection solutions that unlock untold possibilities for our customers, their customers and the world. We advance ideas and technologies that enable a safer, smarter and more prosperous future. Throughout our 120+ year history we have evolved as a company, but our purpose remains – making connections. By connecting people, information and ideas, we make it possible. We are headquartered in St. Louis and have manufacturing capabilities in North America, Europe, Asia and Africa. For more information, visit us at www.belden.com; follow us on Facebook, LinkedIn and X/Twitter.

BDC-Financial

Contact:
Belden Investor Relations
Aaron Reddington, CFA
(317) 219-9359
Investor.Relations@Belden.com